                                                               EXHIBIT 99(b)(1)

The Directors
Bodycote International plc




8 December 2000




Dear Sirs,

HSBC Bank plc ('the Bank') is pleased to offer Bodycote International plc ('the Borrower') a revolving multicurrency loan facility ('the Loan') for general corporate purposes including the financing of acquisitions, but the Bank shall be under no responsibility to ensure that the Loan shall be used for such purpose. Limit USD45m (Forty Five Million United States Dollars) ('the Limit') Alternative Currency A currency other than United States Dollars that is generally available on the London Interbank Market. Term Five years from the Acceptance Date. Interest Rate 0.60 % p.a. ('the Margin') over LIBOR. The Margin shall increase to 0.80% p.a. if the Limit is not reduced by at least 50% within a twelve months period commencing on the Acceptance Date.


Repayments
In full at the end of the Term.
Arrangement Fee
An Arrangement Fee of USD45,000 will be payable on acceptance. Non-utilisation Fee A non-utilisation fee of 50% of the applicable Margin will be calculated on the US Dollars equivalent of the daily unutilised balance and will be payable at the end of each quarterly period commencing three months from the date of acceptance until the end of the Term. Further details of the terms and conditions applying to the Loan are set out in the General Terms and Conditions and Special Conditions attached to this letter.

To accept this offer please arrange for the enclosed copy of this letter to be signed and returned to the address above to arrive no later than 45 days from the date of this letter. The Acceptance Date shall be the date of receipt at this office of the enclosed copy duly completed. If not accepted within this period, the offer will lapse.


Yours faithfully


/s/ D G Lack

D G Lack
Senior Business Banking Manager For and on behalf of HSBC Bank plc.

GENERAL TERMS AND CONDITIONS

1.       DRAWINGS

         (a) The Loan may be drawn in more than one amount. Each drawing shall be for a minimum of US Dollars 1,000,000 or its Alternative Currency equivalent. Each drawing shall be made in US Dollars or Alternative Currency, and shall be credited to the Borrower's applicable Foreign Currency or Sterling Account.

         (b) For the purpose of determining the amount of the facility available to draw the Bank will take into account any US Dollars drawings currently outstanding as well as the US Dollars equivalent of outstanding drawings in Alternative Currency.

         The US Dollars equivalent of a new Alternative Currency drawing shall be calculated by notionally converting the amount of such drawing into US Dollars at the Bank's spot buying rate based on the market rate prevailing for the purchase of this currency at or about 11 am. on the second Business Day before the date on which such drawing is to be made.

         (c) Each drawing shall be repaid at the end of the current interest period, and may be redrawn provided that the aggregate US Dollars equivalent of all outstanding and proposed drawings shall not exceed the Limit.

         (d) When a drawing is to be made in a currency other than Sterling the Borrower shall give the Bank irrevocable written notice of the currency, amount, value date and period of any proposed drawing. Notice shall be given no later than 10.30am. two Business Days prior to the commencement of such period.

         (e) Where any notice of drawing is to be made under sub-clause (d) above in euros or national currency units (these expressions being defined in Clause 18 below) on any day (other than Christmas Day and New Years Day) which is a public holiday ('Public Holiday') in England and Wales, then the Borrower shall direct such notice to the Bank's office at HSBC Bank plc, Loans Administration Department, P.O.Box 181, 27 - 32 Poultry, London EC2P 2BX (or such other address as the Bank shall notify to the Borrower from time to time). This is because the branch network of the Bank will not normally be open on any Public Holiday. However, other than on any Public Holiday, notices of drawdown under the Loan are to be directed to the Bank as specified in Clause 11 below.

         (f) When a drawing is to be made in Sterling the Borrower shall give the Bank irrevocable written notice of the currency, amount, value date and period of any proposed drawing. Notice shall be given no later than 10.30 am. on the Business Day that the drawing is required.

2.       UNAVAILABILITY

         If, in the Bank's opinion, deposits in the denominated currency for the interest period selected by the borrower are unavailable to the Bank at any time then,

         (a) in the case of a proposed drawing the relative notice of drawdown shall cease to have effect owing to the Bank having determined that deposits in the denominated currency for the interest period selected by the Borrower were unavailable,

         (b) in the case of an existing drawing, it shall continue on the expiry of the interest period on such basis as the Bank determines feasible including re-denomination of the currency. The Borrower shall be entitled to prepay any such continued advance without penalty upon five Business Days irrevocable prior written notice to the Bank together with interest costs and the cost to the Bank of funding such continued advance.

3.       VARIATION UPON RE-DENOMINATION DUE TO UNAVAILABILITY

         Upon any re-denomination for any reason, the Bank will issue a new facility letter if the Bank shall consider that the terms of this facility are not appropriate for the re-denominated currency. In the event that the Bank shall determine the terms of this facility are not appropriate as aforesaid, then it may at its sole discretion terminate this facility in respect of any existing drawing at the end of the interest period or forthwith if at the time of so determining, no drawing has been made (even though notice of drawing may have been given). If the Borrower cannot agree the terms of any new facility, then the Borrower shall be entitled to repay any drawing, together with interest and fees but without penalty at the end of the existing interest period or earlier in accordance with the provisions of Clause 6 below.

4.       INTEREST

         (a) The rate of interest payable in respect of the drawing(s) shall be fixed for interest period(s) of three, six or twelve months. The Borrower shall have the right to request such interest periods for a drawing by giving the Bank irrevocable written notice in accordance with sub-clauses 1(d), (e) and (f) above. If an interest period would otherwise end on a day which is not a Business Day that interest period shall be adjusted to end on the next succeeding Business Day.

         (b) No interest period shall extend beyond the end of the Term.

         (c) The percentage rate of interest applicable to each interest period shall be the aggregate of the Margin, the Additional Regulatory Costs Rate (for sterling drawing(s) only), and LIBOR rounded to the nearest fourth decimal place. LIBOR for each interest period shall be the rate of interest at which deposits for a similar amount, currency and period are offered to the Bank in the London Interbank Market two Business Days before the relevant interest period is due to commence for drawings in currencies other than Sterling, and on the relevant Business Day if a drawing is to be in Sterling. In the event that the Bank is unable to obtain an offer of such deposits in the London Interbank Market, the relevant notice of drawdown shall cease to have effect.

         The Additional Regulatory Cost Rate for each relevant interest period shall be calculated in the manner described in the attached appendix. The Additional Regulatory Cost Rate is to compensate the Bank for the additional cost of maintaining this option in compliance with the Bank of England's or other governmental authorities' or agencies' monetary control requirements.

         (d) Interest shall be calculated on the amount of the outstanding drawing(s) on a daily basis and on the basis that there are 360 or 365 days in each year (as appropriate). Interest calculated on whichever of these bases is appropriate will be payable in respect of each of the 365 days in a calendar year (366 in a leap year). Such interest shall be debited in arrears to the Borrower's applicable Foreign Currency or Sterling Account on the last day of each interest period and six monthly after the commencement of such interest period in the case of an interest period longer than six months.

         (e) Interest rates in respect of euros and national currency units are fixed two Target business days (Target business days being described in Clause
19.2 below) prior to value date.

5.       REPAYMENTS

         Repayment shall be debited on the due date at the end of the Term to the applicable Foreign Currency or Sterling Account of the Borrower with the Bank.

6.       PREPAYMENT

         The Borrower may, upon the Bank having received five Business Days written notice, request to prepay an advance on any Business Day that is not the end of an interest period. Prepayment costs, if any, will be determined in accordance with Clause 8 below.

7.       COSTS

         On written demand by the Bank the Borrower shall pay to the Bank all expenses (including without limitation, any legal and valuation fees), stamp and similar taxes and charges, and registration costs incurred by the Bank in connection with the enforcement, negotiation, preparation, investigation, administration or supervision of the Loan, this letter or any security.

8.       EARLY TERMINATION

         The Borrower may cancel without penalty any undrawn amounts in multiples of US Dollars 1,000,000 subject to 5 business days written notice. The Borrower shall compensate the Bank for any loss or expense incurred by it consequent upon any early termination for any reason of any interest period, including but not limited to prepayment.

9.       TERMINATION

         At any time after any one or more of the events described below shall, in the Bank's reasonable opinion, have occurred, no drawing may be made and, the Bank may demand repayment of all monies for the time being (whether by way of principal, interest, fees or otherwise) outstanding in respect of the Loan. The events referred to above are:

         (a) any failure by the Borrower to repay or discharge in full any of its indebtedness or liabilities (whether owed as principal or surety) to the Bank;

         (b) any failure by the Borrower to repay or discharge in full any indebtedness to any other party for monies borrowed or owing on judgement when they have become due and payable in aggregate in an amount greater than or equal to (pound)10,000,000;

         (c) any failure by the Borrower to comply with the terms and conditions of this letter or the attached Special Conditions, if any, which the Bank shall consider material where such failure to comply is not remedied by the Borrower within 21 days of the earlier of the Borrower becoming aware of the same or the Bank giving the Borrower notice of the same;

         (d) any event which constitutes a breach or event of default (howsoever described) under any other agreement in respect of any borrowings by or lease to the Borrower in respect of an amount in aggregate greater than or equal to (pound)10,000,000;

         (e) an act whether of the Borrower or another person which by itself either constitutes or could directly result in a formal step being taken for the receivership, administration, liquidation, dissolution or analogous proceedings of or in respect of the Borrower or any of the Borrower's assets where the same is not stayed, discharged or removed within 14 days;

         (f) any event upon the occurrence of which any guarantee of or any security for the payment by the Borrower of any monies hereunder shall become enforceable or the termination or variation without the Bank's prior written consent of the continuing nature or priority of any such guarantee or security, or upon the occurrence of which any such guarantee or security becomes wholly or partially void, invalid or enforceable. Interest after demand will be charged at the same rate and calculated on the same basis as before save that the Bank may select any period of time as the interest period(s). In addition the Borrower shall reimburse to the Bank all losses and expenses incurred consequent upon termination.

10.      ENVIRONMENTAL RESPONSIBILITY

         The Borrower, by accepting the terms of this facility, warrants and represents to the Bank (and shall be deemed to so warrant and represent on the date of each drawing) that it is in full compliance with all applicable current laws, regulations and practices relating to the protection of the environment from pollution (the 'environmental responsibility') and is not aware of any circumstances which may prevent full compliance in the future, save in respect of any such failure to comply which could not reasonably be expected to result in a Material Adverse Effect. For the purposes of this clause 10, Material Adverse Effect means a material adverse effect on (a) the business operations, affairs, financial condition, assets, properties or prospects of the Borrower and its subsidiaries taken as a whole, (b) the ability of a Borrower to perform its payments or other material obligations under this agreement, or (c) the validity or enforceability of the payment or other material obligations contained in this agreement. The Borrower by accepting this facility hereby indemnifies the Bank against all losses, claims, damages, costs, or any other liability which might arise (by reason of the Bank providing this or any other facility and/or having a security interest in the Borrower's assets) in respect of a breach of, or a failure to meet, an environmental responsibility.

11.      NOTICES AND PAYMENT

         Unless otherwise advised by the Bank all notices shall be sent to the above address and all payments made at such branch or office as the Bank may specify from time to time. Such payments shall be made without any set-off or deduction in the currency of denomination in which the payment is due and in such funds as the Bank may reasonably require. Payment shall be made on a Business Day and on the due date for such payment or if that day is not a Business Day, the next Business Day.

12.      INFORMATION

         The Borrower shall provide the Bank promptly with such financial or other information as the Bank may from time to time reasonably request.

13.      SHAREHOLDING CONTROL

         Should any person or persons acting in concert acquire over 50% of the Borrower through its share capital during the period of the Loan, the Bank reserves the right in its absolute discretion to terminate or renegotiate all facilities available to the Borrower.

14.      CHANGE IN CIRCUMSTANCES

         To the extent that the Bank shall not be compensated under any other provision hereof the Borrower shall compensate the Bank either by an increase in the interest rate or the Margin or by such other payments as it may require in respect of each cost or reduction in return relating to the Loan which shall be consequent upon any future requirement of law or governmental fiscal or monetary authority. The foregoing shall without limiting its generality, include the following:

         (a) any reserve requirements;

         (b) any additional cost, or reduced receipt by the Bank as a result of having entered into and/or performing its obligations and/or assuming or maintaining a commitment under this agreement;

         (c) any reduction in the rate of return on the overall capital of the Bank which it would have been able to obtain but for its having entered into and/or performing its obligations and/or assuming or maintaining a commitment under this agreement or such proportion thereof as is, in the opinion of the Bank, attributable to its obligations hereunder; and

         (d) the consequences of any tax in respect of any payment received or receivable by the Bank under the Loan (other than tax assessable on its overall net income).

15.      WAIVER

         No delay or failure by the Bank in exercising any right or remedy shall be construed or take effect as a waiver or release of that right or remedy and the Bank shall always be entitled to exercise all its rights and remedies unless it shall have expressly waived them in writing.

16.      FORCE MAJEURE

         The Bank shall not be liable to the Borrower for any loss, damage or delay attributable in whole or part to action by any government or government agency or other force majeure in particular, but not limited to strikes or industrial action (whether involving the Bank's staff or not), equipment failure or interruption of power supplies. The Bank will always endeavour to give notice generally to customers of any anticipated delays by notices in branches.

17.      CERTIFICATES

         The Bank's certificate of any sum due from the Borrower under the terms of this letter shall (apart from any obvious mistake) be conclusive.

18.      EURO

         In this letter 'euro' shall mean the 'euro unit' as defined in Regulation (EC) No. 1103/97 pronounced by the Council of the European Union and 'national currency unit' shall have the meaning given to such expression by such Regulation, namely a unit of the currency of a participating Member State, as the unit is defined on the day before the start of the third stage of Economic and Monetary Union. If the substitution of any national currency unit by the euro results or will result in the opinion of the Bank in a change in Market Conditions the Bank may notify the Company of any amendment to this letter which it considers necessary to reflect any such change. This letter shall be deemed to be amended accordingly with effect from the date specified in such notification or if no such date is specified from the date of notification. For the purposes of this sub-clause 'Market Conditions' means any generally accepted conventions or market practices (including any clearing bank or relevant inter-bank market practices) relating to the place or date of payment, the method of interest rate fixing, the calculation of interest, or other convention whether involving such factors as the day count basis, the meaning of 'Business Day', the disappearance of any relevant reference rates or price sources, the basis of settlement, or otherwise.

19.      BUSINESS DAY

      19.1 'Business Day' means (other than in relation to transactions involving euros or national currency units) a day (other than Saturday or Sunday) on which banks are normally fully open for general (including inter-bank) business (other than the operation only of business in euros) in:

            (a) London;

            (b) and (in relation to transactions involving a currency other than Sterling, euros or national currency units) the principal financial centre of the country of that currency (or if more than one, such financial centre as the Bank may select).

      19.2 'Business Day' in relation to transactions involving euros shall mean a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System ('Target') and Chaps Euro (being the RTGS system in the United Kingdom connected to Target) are both operating.

      19.3 'Business Day' in relation to transactions involving national currency units shall mean the same as for euros, except that for the purposes of payment and settlement a Business Day must also be a day (other than Saturday or Sunday) on which banks are normally fully open for general (including inter-bank) business (other than the operation only of business in euros) in such financial centre determined by the Bank to be suitable for payment and settlement of the relevant national currency unit.

20.      GOVERNING LAW

         The terms and conditions of the Loan are to be governed by and construed in accordance with the laws of England and Wales and the parties hereto irrevocably submit to the jurisdiction of the High Court in London.

Appendix

ADDITIONAL REGULATORY COST RATE

           The Additional Regulatory Cost Rate is an addition to the interest rate on a drawing to compensate the Bank for the cost attributable to a drawing resulting from the imposition from time to time under or pursuant to the Bank of England Act 1998 ("the Act") and/or by the Bank of England and/or the Financial Services Authority ("the FSA") (or other governmental authorities or agencies) of a requirement to place non-interest-bearing cash ratio deposits or Special Deposits (whether interest bearing or not) with the Bank of England and/or pay fees to the FSA calculated by reference to liabilities used to fund the drawing.

         The Additional Regulatory Cost Rate will be the rate determined by the Bank (and rounded upward, if necessary, to four decimal places) as the rate resulting from the application of the following formula:

         XL + S(L - D) + F x 0.01
         100 - (X + S)

where on the day of application of the formula:

X        is the percentage of Eligible Liabilities (in excess of any stated
minimum) by reference to which the Bank is required under or pursuant to the Act to maintain cash ratio deposits with the Bank of England;

L        is the percentage rate per annum at which Sterling deposits are offered to the Bank at or about 11 am on the first day of the relevant interest period in the London Interbank Market for amounts comparable to the matching deposit and relevant interest period;

F        is the rate of charge payable by the Bank to the FSA pursuant to paragraph 2.02 of the Fees Regulations (but where for this purpose, the figure at paragraph 2.02b shall be deemed to be zero) and expressed in pounds per (pound)1 million of the Fee Base of the Bank;

S        is the level of Special Deposits required from time to time to be maintained by the Bank with the Bank of England or other governmental authorities or agencies; the percentage used being the average level applicable during the relevant interest period;

D        is the percentage rate per annum payable by the Bank of England to the Bank on Special Deposits.

(X, L, S and D are to be expressed in the formula as numbers and not as percentages. A negative result obtained from subtracting D from L shall be counted as zero).

The Additional Regulatory Cost Rate attributable to a drawing or other sum for any interest period shall be calculated at or about 11.00 a.m. (London time) on the first day of such period for the duration of such period.

The determination of the Additional Regulatory Cost Rate in relation to any interest period shall, in the absence of manifest error, be conclusive and binding on the parties hereto.

If there is any change in circumstance (including the imposition of alternative or additional requirements) which renders or will render the above formula (or any element thereof, or any defined term therein) inappropriate or inapplicable, the Bank, following notice to the Borrower, shall be entitled to vary the same. Any such variation shall, in the absence of manifest error, be conclusive and binding on the parties and shall apply from the date specified in such notice.

For the purposes of this Appendix:

The terms 'Eligible Liabilities' and 'Special Deposits' shall bear the meanings ascribed to them under or pursuant to the Act or by the Bank of England (as may be appropriate), on the day of the application of the formula.

'Fee Base' has the meaning ascribed to it for the purposes of, and shall be calculated in accordance with, the Fees Regulations.

'Fees Regulations' means, as appropriate, the Banking Supervision (Fees) Regulations 1998 and/or such other regulations as may be in force from time to time in respect of the payment of fees for banking supervision.

Any reference to a provision of any statute, directive, order or regulation herein is a reference to that provision as amended or re-enacted from time to time.



ACCEPTANCE BY COMPANY


We, Bodycote International plc, accept the offer contained in the attached letter dated 8 December 2000. We agree to comply with all its terms and conditions.

In respect of the fees referred to in the above letter:
Please debit our account number .......................

In respect of other fees referred to in the above letter please debit our account number .................................








           Signed /s/ David Landless               Date  December 13, 2000
                  --------------------------             ---------------------
           Director



          Signed  /s/ John Grime                   Date  December 13, 2000
                  --------------------------             ---------------------
          Director / Secretary


(Signed for and on behalf of Bodycote International plc, pursuant to a
Resolution of the Board of Directors passed on................................, a certified copy of which is attached hereto)



SPECIAL CONDITIONS

         1.       MANDATORY PREPAYMENT FOLLOWING CAPITAL MARKETS ISSUE

                  From the date of this Loan and while any Drawings are outstanding, the Borrower shall apply the Net Proceeds raised by the Company in the Capital Markets or by way of a private placement (or any combination thereof) to reduce the Limit by at least 50% provided that no such prepayment will have to be made where such Net Proceeds are raised for the purpose of funding specific acquisitions or other specific transactions.

                  For the purpose of this Clause, "Net Proceeds" means the proceeds of a Capital Markets Issue or a private placement received by the Borrower or any subsidiary of the Borrower after the date of this Loan less all directly related expenses, taxes and reserves.

         2.       PARI PASSU RANKING

                  The Borrower undertakes that its obligations under the Loan shall rank at least pari passu with all of its other present and future unsecured obligations other than those which are mandatorily preferred by law and not by reason of contract.

         3.       NEGATIVE PLEDGE

                  The Borrower shall not, and the Borrower shall not permit any subsidiary to, create or permit to subsist any Encumbrance on the whole or any part of their respective present or future assets to secure any financial indebtedness save for:

                  (i) Encumbrances existing in the ordinary course of trading activities between any member of the Group and its respective suppliers of customers;

                  (ii) rights of set-off arising by operation of law or by contract by virtue of the provision to any member of the Group of banking facilities or overdraft facilities;

                  (iii) Encumbrances (except for Encumbrances expressed to be created as a floating charge) arising under finance leases, hire purchase, conditional sale agreements or other agreements for the acquisition of assets on deferred payment terms and only to the extent such Encumbrances are granted by the relevant member of the Group over assets comprised within or constituted by such arrangements;

                  (iv) Encumbrances existing at the time of acquisition in or over any asset acquired by it after the date of this agreement or, in the case of a person which becomes a member of the Group after the date of this agreement, any Encumbrance existing on or over its assets when it became a member of the Group, in each case where such Encumbrances were not created in contemplation of or in connection with that acquisition or, as the case may be, it becoming a member of the Group;

                  (v) Encumbrances over goods and documents of title to goods entered into in the ordinary course of trade to secure the purchase price of such goods or loans to finance such purchase price;

                  (vi) Encumbrances in respect of indebtedness between any members of the Group.

                  (vii) Encumbrances incurred in addition to those described in paragraphs (i) to (iv) above where the aggregate principal amount of the Financial Indebtedness secured by such Encumbrances shall not at any time exceed 25% of Consolidated Tangible Net Worth.

                  (viii) Any Encumbrances created to replace or in substitution for any of the Encumbrances referred to in paragraphs (i) to (vii) above provided that the principal amount secured thereby is not increased.

For the purpose of this Clause, "Encumbrance" means any mortgage, charge, assignment, pledge, lien or other encumbrance, but shall not include any encumbrance arising out of any title retention provision contained in any contract for the purchase of goods entered into in the ordinary course of business, liens arising by operation of law, encumbrances over cash and transactions involving the disposal of an asset on terms whereby it is leased to or reacquired by the disposer or any of its related parties. "Group" means the Borrower and its subsidiaries.

         4.       FINANCIAL COVENANTS

                  The following financial covenants shall apply during the term of the Loan:

                  Maintenance of Consolidated Tangible Net Worth

                  The Company will not, at any time, permit Consolidated Tangible Net Worth to be less than (pound)190,000,000.

Consolidated Net Borrowings to Consolidated Tangible Net Worth The Company will not, at any time, permit Consolidated Net Borrowings to exceed an amount equal to 100% of Consolidated Tangible Net Worth.

Interest Coverage Ratio
The Company will not, at any time, permit the Interest Coverage Ratio to be less than 3.0 to 1.


                    DEFINITION OF TERMS USED IN THE COVENANTS

"Balance Sheet" means at any time, the latest consolidated balance sheet of the Borrower and the subsidiaries;

"Capitalised Lease" means a lease with respect to which the obligation for rentals is required to be capitalised on a consolidated balance sheet of the lessee and its subsidiaries;

"Capitalised Rentals" means, with respect to any Person, as of the date of determination thereof, the amount at which the aggregate rentals due and payable, and to become due and payable, under all Capitalised Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person in accordance with U.K. GAAP;

"Cash Equivalents" means:

(i) to the extent that such obligations mature within twelve months of the time of acquisition thereof, or are marked to market by the holder thereof on at least a monthly basis, direct or indirect publicly traded obligations of, or obligations unconditionally guaranteed in full by, (1) the United Kingdom or the United States of America, or, to the extent that such obligations are accorded the highest rating of an internationally recognised rating service then in the business of rating government obligations, any other jurisdiction, or (2) an agency of any jurisdiction which is backed by the full faith and credit of the United Kingdom or the United States of America, or, to the extent that such obligations are accorded the highest rating of an internationally recognised rating service then in the business of rating government obligations, any other jurisdiction;

(ii) debt obligations which are readily marketable and marked to market at least monthly, or mature within twelve months of the time of acquisition thereof and which, in either case, are, at the time of any determination hereunder, accorded a rating of A, or better, by Standard & Poor's Ratings Group or A, or better, by Moody's Investors Service, Inc. (or an equivalent rating by another recognised credit rating agency of similar standing);

(iii) commercial paper with a maturity of twelve months or less which, at the time of any determination hereunder, is accorded a rating of A-1, or better, by Standard & Poor's Ratings Group or Prime-1, or better, by Moody's Investors Service, Inc. (or an equivalent rating by another recognised credit rating agency of similar standing);

(iv) certificates of deposit which are readily marketable and marked to market at least monthly, or mature within twelve months of the time of acquisition thereof and which, in either case, are issued buy financial institution which is (1) located in the United Kingdom, the United States of America, or any jurisdiction which permits the cash evidence by certificates of deposit to be freely remitted to the United Kingdom or the United States of America, and (2) has (or is a subsidiary of a financial institution holding company which has) outstanding unsecured short-term indebtedness, which, at the time of any determination hereunder, is accorded a rating of A-1, or better, by Standard & Poor's Ratings Group or Prime u1, or better by Moody's Investors Service, Inc. (or an equivalent rating by another recognised credit rating agency of similar standing);

(v) marketable obligations maturing within twelve months of the time of acquisition thereof of any state, territory or possession of the United States of America, or any political subdivision of any of the foregoing, or the District of Columbia; which obligations, at the time of any determination hereunder, are accorded a rating of A, or better, by Standard & Poor's Rating Group or A2, or better, by Moody's Investors Service, Inc. (or an equivalent rating by another recognised credit rating agency of similar standing); and

(vi) deposits made with the Commissioners of Inland Revenue in respect of which Certificates of Tax Deposit have been issued by Her Majesty's Treasury;

"Consolidated Income Available for Interest and Taxes" means with respect to any period, Consolidated Net Income for such period plus all amounts deducted in the computation thereof on account of (a) Interest Charges and (b) taxes imposed on or measured by income or excess profits. "Consolidated Net Borrowings" means at any time, without duplication, the aggregate principal amount of all Financial Indebtedness of the Borrower and the subsidiaries at such time, as determined on a consolidated basis in accordance with UK GAAP, minus the sum of:
all cash or time deposits (excluding cash deposits securing obligations other than Financial Indebtedness of the Borrower and the subsidiaries) held for the account of the Borrower and thesSubsidiaries at such time that would, in accordance with UK GAAP, have been reflected as "cash at bank or in hand" in the Balance Sheet; and the aggregate amount of Cash Equivalents held by the Borrower and the subsidiaries at such time (excluding Cash Equivalents securing obligations other than Financial Indebtedness of the Borrower and the subsidiaries). "Consolidated Net Income" means with reference to any period, the profit after taxation of the Borrower and its subsidiaries for such period (taken as a cumulative whole), as determined in accordance with UK GAAP, after eliminating all offsetting debits and credits between the Borrower and its subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Borrower and its subsidiaries in accordance with UK GAAP.

"Consolidated Tangible Net Worth"  means at any time the aggregate of:
the amount paid up or credited as paid up on the issued share capital of the Company; and the amount standing to the credit of the consolidated capital and revenue reserves of the Group; all based on the applicable Balance Sheet but (to the extent that the following items have not been added, deducted or excluded in arriving at the amounts referred to above) adjusted by :

[1] adding any amount standing to the credit of the profit and loss account for the Group for the period ending on the date of such Balance Sheet, to the extent not included in subparagraph (b) above and to the extent the amount is not attributable to any dividend or other distribution declared, recommended or made by any member of the Group;

[2] deducting any amount standing to the debit of the profit and loss account for the Group for the period ending on the date of such Balance Sheet to the extent not included in subparagraph (b) above;

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[3] deducting any amount attributable to any intangible asset;

[4] deducting any amount attributable to a revaluation of assets after December 31, 1998 or, in the case of assets of a company which becomes a member of the Group after that date, the date on which that company becomes a member of the Group except for an upward revaluation of assets undertaken by an independent third-party professional value in accordance with UK GAAP;

[5] reflecting any variation in the amount of the issued share capital of the Borrower and the consolidated capital and revenue reserves of the Group after the date of such Balance Sheet and taking into account subscription monies (including any premium) in respect of any share capital which is proposed to be issued to the extent to which the subscription thereof has been guaranteed to the reasonable satisfaction of the Bank or underwritten by a bank or financial institution approved by the Bank after the date of such Balance Sheet;

[6] reflecting any variation in the interest of the Borrower in any other member of the Group since the date of such Balance Sheet.

[7] excluding any amount attributable to deferred taxation; and

[8] excluding any amount attributable to minority interests.

"Financial Indebtedness" means, with respect to any Person, (without duplication) the aggregate outstanding amount of:

(i) all obligations of such Person for monies borrowed;

(ii) all obligations of such Person evidenced by any debenture, bond, note, loan stock, commercial paper or other similar Security;

(iii) all obligations of such Person in respect of Capitalised Rentals; (iv) all Guarantees by such Person of Financial Indebtedness of third parties;

(v) all obligations of such Person in respect of the principal amount of any receivables sold or discounted to a third party to the extent of recourse to such Person or any of its subsidiaries; and

(vi) all obligations of such Person in respect of the acquisition cost of property, assets or services payable before or after the time of acquisition or possession by the party liable and where the advance or deferred payment was arranged primarily as a method of raising finance or financing the acquisition of the property, assets or services acquired.

The term Financial Indebtedness shall not include accounts payable (including, without limitation, letters of credit, banker's acceptances and similar instruments issued as security for, or a method of, satisfying accounts payable) for goods and services which are payable in accordance with usual and customary business terms and practices and hedging or other risk management transactions. The term Financial Indebtedness shall be determined on a consolidated basis after eliminating Financial Indebtedness of the Borrower or a subsidiary owing to the Borrower or a subsidiary; "Group" means the Borrower and its subsidiaries from time to time; "Guarantee" means, with respect to any Person, any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation incurred through an agreement, contingent or otherwise, by such Persons: (i) to purchase such indebtedness or obligation or any property or assets constituting security therefore, (ii) to advance or supply funds for the purchase or payment of such indebtedness or obligation, to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment for such indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such indebtedness or obligation


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of the ability of the primary obligor to make payment of the indebtedness or obligation, or (iv) otherwise to assure the owner of the indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this agreement, a Guarantee in respect of any indebtedness for borrowed money shall be deemed to be indebtedness equal to the principal amount of such indebtedness for borrowed money which has been guaranteed, and a Guarantee in respect of any other obligation or liability or any dividend shall be deemed to be indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend;

"Interest Charges" means for any period, the sum (without duplication) of all interest in respect of Financial Indebtedness of the Company and its Subsidiaries (including imputed interest on Capitalised Leases) deducted in determining Consolidated Net Income for such period; plus all debt discount and expense amortised or required to be amortised in the determination of Consolidated Net Income for such period; (in each case eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with UK GAAP).

"Interest Coverage Ratio" means at any time, the ratio of (a) Consolidated Income Available for Interest and Taxes for the period of 12 full consecutive calendar months ending on, or most recently ended prior to, such time to (b) Net Interest Charges for such period.


"Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organisation, or a government or agency or political subdivision thereof;

"U.K. GAAP" means generally accepted accounting principles as in effect from the time to time in the United Kingdom;